Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

John Mills

Senior Managing Director

310.954.1105

Vitacost.com, Inc. Announces Private Placement

BOCA RATON, Fla., February 21, 2012 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced that the Company has raised $34.8 million through a private placement offering. The offering was funded with $18.7 million from existing institutional investors and $16.1 million from JHH Capital, LLC, an entity formed by the Company’s Chief Executive Officer, Jeffrey Horowitz, for the purposes of this transaction. The Company issued an aggregate of 4,920,288 shares of Vitacost common stock at a purchase price of $7.04 per share, and warrants to purchase 1,680,601 shares of Vitacost common stock. The warrants have an exercise price of $7.04 per share and a four-year term. The proceeds from the financing will be used primarily to expand and optimize the Company’s distribution network. Of this amount, an estimated $15.0 million will be used to build and stock a third distribution center to support the Company’s high level of sales growth. Construction on the new facility is expected to commence in the second half of 2012 with completion expected in the early part of 2013. In addition, an estimated $5.0 million will be used to complete the expansion of the Company’s existing distribution center in Lexington, North Carolina and increase storage capacity at the Company’s existing west coast distribution center located in Las Vegas, Nevada. The Company intends to use the remaining proceeds for general corporate purposes. Houlihan Lokey Capital, Inc. acted as exclusive placement agent for the offering.

“We are excited about Vitacost’s future growth opportunities and remain committed to increasing sales and profitability long-term,” stated Jeffrey Horowitz, the Company’s Chief Executive Officer. “We believe this additional capital, when coupled with our existing working capital, will provide the financial resources necessary to expand our distribution platform to support our next stage of growth.”

About Vitacost.com, Inc.

Vitacost.com, Inc. (NASDAQ: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods. Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com. Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s expected use of the proceeds from the financing, the Company’s plans to expand and optimize its distribution network, the timing of the construction and completion of the Company third distribution center, the Company’s expectations regarding sales growth, the Company’s plans to increase sales and profitability long-term, and the Company’s future capital requirements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. These risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the fiscal year ended December 31, 2010 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.